Exhibit 4.1

Equity Award Agreement

Granted by StemCells, Inc.

1.	Grant of Award.

a. This certificate evidences a [nonstatutory stock option grant (this “Stock Option”)] [award of restricted stock units or other equity-based incentive award (collectively, “RSU Grant”)], by StemCells, Inc., a Delaware corporation (the “Company”), on [DATE] to [NAME] (the “Participant”) [pursuant to the Employment Agreement of [DATE] by and between the Company and the Participant (the “Employment Agreement”)]. This [Stock Option] [RSU Grant] is granted pursuant to the exception to shareholder approval provided for inducement grants under Nasdaq Listing Rule 5635(c)(4) and under the Company’s 2012 Commencement Incentive Plan established by the Company’s Compensation Committee on January __, 2012 (the “2012 Commencement Plan”), and shall not be deemed to be granted under the Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Equity Plan”). Notwithstanding the above, this [Stock Option] [RSU Grant] is subject in its entirety to the provisions of the 2006 Equity Plan, which are incorporated herein by this reference[, and to the provisions of the Employment Agreement]. By exercising all or any part of this [Stock Option] [RSU Grant], Participant (or Participant’s permitted transferee) agrees to be bound by the terms of the 2006 Equity Plan, [the Employment Agreement] and this Equity Award Agreement. In the event of any conflict between the terms of this Equity Award Agreement and the 2006 Equity Plan, the terms of this Equity Award Agreement shall control. All initially capitalized terms used herein will have the meaning specified in the 2006 Equity Plan, unless another meaning is specified herein.

[For options:

b. Under this Stock Option, the Participant or the Participant’s permitted transferee may purchase, in whole or in part, on the terms herein provided, a total of [######] shares of common stock of the Company (the “Shares”) at $[            ] per Share, which is not less than the fair market value of the Shares on the date of grant. The Stock Option evidenced by this certificate is intended to be, and is hereby designated, a nonstatutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

c. The latest date on which this Stock Option, or any part thereof, may be exercised is [DATE] (the “Final Exercise Date”).

d. This Stock Option will vest and become exercisable prior to the Final Exercise Date according to the following schedule:

[vesting schedule]

Upon termination of the Participant’s Employment, any portion of this Stock Option that is not then exercisable shall immediately expire and the remainder of this Stock Option shall remain exercisable for three months and shall then expire; provided, that if termination of the Participant’s Employment resulted for reasons that in the determination of the Administrator cast such discredit on the Participant as to justify immediate forfeiture of this Stock Option, this entire Stock Option shall expire immediately upon termination of Employment and no portion thereof shall thereafter remain exercisable; further provided, that any portion of this Stock Option that is outstanding immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for one year following the Participant’s death; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

A-1

2.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant or the Participant’s permitted transferee (the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the 2006 Equity Plan. Subject to the further terms and conditions provided in the 2006 Equity Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Administrator (as defined by the 2006 Equity Plan); (ii) through the delivery of shares of stock of the Company that have been outstanding for at least six months and that have a fair market value equal to the purchase price; (iii) through a broker-assisted exercise program acceptable to the Administrator; or (iv) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.]

[For RSU grants:

b. Nature of the Award. The Company hereby grants to the Participant [            ] restricted stock units (the “Units”), subject to the terms and conditions of this RSU Grant and the 2012 Commencement Incentive Plan. The Units constitute the right to receive, without payment, (i) [            ] shares of Common Stock (the “Award”), subject to the terms and conditions of the 2006 Equity Plan and those set forth herein (including, but not limited to, the conditions relating to vesting, forfeiture and timing of payment set forth herein). An RSU Grant shall be paid hereunder, only to the extent that such Award is Vested, as provided in this RSU Grant.

c. Definitions. The following definitions will apply for purposes of this RSU Grant. Capitalized terms not defined in this RSU Grant are used as defined in the 2006 Equity Plan and the certificate.

(i) “Payment Date” means, as to Vested Units, the date on which the Award is settled, which date will in any event be within XXXXX days of the date on which the Units become Vested.

(ii) “Vested” means that portion of the RSU Grant to which the Participant has a nonforfeitable right.

(iii) “Vesting Dates” means the dates listed in the Vesting Schedule on the attached Schedule.

d. Vesting.

(i) The RSU Grant shall become Vested on the basis of one Unit to one share of Common Stock only upon the Vesting Dates as set forth in the Vesting Schedule, except as otherwise provided herein or determined by the Company in its sole discretion. No portion of any Award shall become Vested on the Vesting Date unless the Participant is then, and since the date hereof has continuously been, employed by a member of the Company.

(ii) In the event that the Participant’s employment terminates prior to a Vesting Date for any reason, including without limitation (1) death, (2) disability, or (3) termination by the Company, or (4) other termination of employment, any portion of the Award that has not then become Vested will be forfeited automatically.

(iii) In the event of a merger or acquisition of the Company in which the Company is not the surviving entity, or a sale of substantially all of the Company’s assets, the Company may, in its sole discretion, accelerate the Vesting of all or any portion of any Award, unless the surviving entity agrees to assume or provide substituted awards in respect of the portion of the Awards that have not yet become Vested.

e. Payment of Award. On the Payment Date, subject to the provisions of Section 4 below, the Company shall issue to the Participant (i) that number of shares of Common Stock as equals that number of Units which have become Vested, less such shares of Common Stock as may be needed to pay any taxes owed by Participant as a consequence of the Vesting and/or delivery of shares.

3.	No Voting Rights/Dividends.

This RSU Grant shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company prior to the Payment Date. Once the RSUs have Vested and the shares of Common Stock underlying those Awards have been delivered, but not until such time and only with respect to the shares of Common Stock so delivered, the Participant shall have the rights of a stockholder, including, but not limited to, the right to vote and receive dividends. The Participant is not entitled to vote any Common Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Common Stock underlying any Award prior to any Payment Date.]

4.	Restrictions on Transfer of Shares.

If, at the time this Stock Option is exercised [RSU Grant becomes Vested], the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Administrator may provide that this Stock Option may be exercised [the RSU Grant may become Vested] only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

5.	Withholding; Agreement to Provide Security.

If, at the time this Stock Option [RSU Grant] is exercised [becomes Vested], the Company determines that under applicable law and regulations it could be liable for the withholding of any federal or state tax upon exercise [Vesting] or with respect to a disposition of any Shares acquired upon exercise of this Stock Option [Vesting of the RSU Grant], this Stock Option may not be exercised [the RSU Grant will not become Vested] unless the person exercising this Stock Option [eligible to receive the shares upon Vesting of the RSU Grant] remits to the Company any amounts determined by the Company to be required to be withheld (or makes other arrangements satisfactory to the Company for the payment of such taxes).

6.	Nontransferability.

This Stock Option [RSU Grant] is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

7.	Employment Rights.

This Equity Award Agreement shall not create any right of the Participant to continued employment with the Company or limit the right of the Company to terminate the Participant’s employment at any time and shall not create any right of the Participant to employment with the Company. The Participant acknowledges and represents to the Company that the Participant has not been induced to receive any Award by expectation of employment or continued

employment. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages or indemnity in the event of termination of the Participant’s employment even if the termination is determined to be in violation of an obligation of the Company to the Participant by contract or otherwise.

8.	Provisions of the Plan.

A copy of the 2006 Equity Plan as in effect on the date of the grant of this Stock Option [RSU Grant] has been furnished to the Participant. By exercising all or any part of this Stock Option [RSU Grant], the Participant agrees to be bound by the terms of the 2006 Equity Plan and this certificate.